Exhibit 99.1

Contact:    Carrie Long
clong@viad.com
602-207-2681

Viad Corp Announces Completion of Spin-Off of MoneyGram
International, Inc. and Reverse Stock Split

PHOENIX, Ariz., July 1, 2004 — Today Viad Corp (NYSE:VVI) completed the previously announced spin-off of MoneyGram International, Inc. (NYSE:MGI), a leading global payment services company. Shares of MoneyGram common stock were distributed, effective 11:59 p.m., New York City time, on June 30, 2004, to Viad stockholders. One share of MoneyGram common stock was distributed for each share of Viad common stock held on the close of business on June 24, 2004. The distribution is intended to be tax-free to Viad and its stockholders for U.S. federal income tax purposes, and Viad has received a favorable ruling from the U.S. Internal Revenue Service to that effect. Effective immediately following and in connection with the distribution, Viad effected a one-for-four reverse stock split whereby each four outstanding shares of Viad common stock were converted into one share of “new” Viad common stock. Viad will pay cash in lieu of fractional shares in the reverse stock split.

     Robert H. Bohannon, chairman, president and chief executive officer said, “We are pleased to announce that the spin-off of MoneyGram is now complete. I believe that MoneyGram will have a very bright future under the leadership of Phil Milne. As a separate public company we believe MoneyGram will have even greater growth opportunities and will continue to be a formidable force in the payment services industry.”

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     Bohannon added, “As the ongoing chief executive officer of Viad Corp, I am looking forward to pursuing the many opportunities that lie ahead for the remaining Viad businesses. We have done a lot of work to take out costs and make our businesses more efficient during the recent economic downturn. Because of this and our leading market positions, we believe we are well-positioned to drive earnings growth when our markets rebound. And with a strong opening balance sheet, we will also be in a position to pursue strategic acquisitions and other actions to increase stockholder value. This is a very exciting time for Viad and MoneyGram.”

     Beginning today, MoneyGram common stock will trade on a “regular way” basis on the New York Stock Exchange under the ticker symbol “MGI.” Viad will continue to trade under the symbol “VVI.” Viad stockholders that sold their shares of Viad common stock prior to the distribution also sold their right to receive the MoneyGram common stock dividend with respect to those shares.

     Viad intends to use a book-entry system to distribute shares of MoneyGram common stock. Therefore, ownership of MoneyGram common stock will be recorded in the records maintained by MoneyGram’s transfer agent. MoneyGram stock certificates will not be issued unless requested. Stockholders do not need to, and should not, mail in certificates of Viad common stock to receive MoneyGram common stock in the spin-off.

     Viad also intends to use a book-entry system for issuing shares after the reverse stock split. Viad soon will mail a letter of transmittal to shareholders instructing them to mail their “old” stock certificates representing shares of pre-reverse split Viad common stock to Viad’s transfer agent. Shareholders should mail their “old” stock certificates only after they have received the letter of transmittal.

     Information regarding the allocation of tax basis between shares of MoneyGram common stock and Viad common stock also will be provided shortly to shareholders.

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     Viad is an S&P SmallCap 600 company. Major subsidiaries include GES Exposition Services of Las Vegas, Exhibitgroup/Giltspur of Chicago, Brewster Transport Company Limited of Banff, Alberta, Canada, and Glacier Park, Inc. of Phoenix. For more information, visit the company’s Web site at www.viad.com.

     MoneyGram International, Inc. is an S&P MidCap 400 company. Subsidiaries include Travelers Express and MoneyGram Payment Systems, Inc. For more information, visit the company’s Web site at www.moneygram.com.

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Forward Looking Statements

As provided by the safe harbor provision under the “Private Securities Litigation Reform Act of 1995,” Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, tax rates the realization of restructuring cost savings, and market risk. Actual results could differ materially from those projected in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for convention and event services, existing and new competition, industry alliances, consolidation, and growth patterns within the industries in which Viad competes and any deterioration in the economy may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, could affect the forward-looking statements in this press release.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company.